Filed Pursuant to Rule 424(b)(2)
Registration No. 333-269514

Pricing Supplement No. 1 dated April 17, 2023

(to Prospectus Supplement dated February 17, 2023

and Prospectus dated February 17, 2023)

WELLS FARGO & COMPANY

Medium-Term Notes, Series W

Senior Redeemable Fixed-to-Floating Rate Notes

You should read the more detailed description of the notes provided under “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, as supplemented by this pricing supplement. All payments on the notes are subject to the credit risk of Wells Fargo & Company (the “Company”). If the Company defaults on its obligations, you could lose some or all of your investment. Certain defined terms used but not defined herein have the meanings set forth in the accompanying prospectus supplement and prospectus.

Aggregate Principal Amount Offered:	$3,750,000,000

Trade Date:	April 17, 2023

Original Issue Date:	April 24, 2023 (T+5)

Stated Maturity Date:

April 24, 2034; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest.

Optional Redemption:

At our option, we may redeem the notes (i) in whole, but not in part, on April 24, 2033 (the “First Par Call Date”) or (ii) in whole at any time or in part from time to time, on or after January 24, 2034, in each case at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of such redemption.

At our option, we may also redeem the notes, in whole at any time or in part from time to time, on any day included in the Make-Whole Redemption Period (as defined below), at a redemption price calculated as described under “Description of Debt Securities—Redemption and Repayment—Optional Make-Whole Redemption of Debt Securities.”

As used in connection with the notes:

The “Make-Whole Redemption Period” is the period commencing on and including May 1, 2024 and ending on and including April 23, 2033.

The “Make-Whole Spread” is 0.30%.

Any redemption may be subject to prior regulatory approval and will be effected pursuant to the procedures described under “Description of Debt Securities—Redemption and Repayment—Optional Redemption By Us” and “—Redemption and Repayment—Optional Make-Whole Redemption of Debt Securities”, as applicable, in the accompanying prospectus.

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from April 24, 2023

Agent Discount
(Gross Spread):	0.45%

All-in Price (Net of Agent Discount):	99.55%, plus accrued interest, if any, from April 24, 2023

Net Proceeds:	$3,733,125,000

Interest Rate:

The notes will bear interest at a fixed rate from April 24, 2023 to, but excluding, April 24, 2033 (the “Fixed Rate Period”) and, if not previously redeemed, at a floating rate from, and including, April 24, 2033 to, but excluding, maturity (the “Floating Rate Period”).

_______________________________________________________________________

Fixed Rate Terms

Fixed Rate Period:	See “Description of Debt Securities—Interest and Principal Payments” and “—Fixed Rate Debt Securities” in the accompanying prospectus for additional information.

Interest Rate:	5.389%

Interest Payment Dates:	Each April 24 and October 24, commencing October 24, 2023 and ending April 24, 2033

Benchmark:	UST 3.500% due February 15, 2033

Benchmark Yield:	3.589%

Spread to Benchmark:	+180 basis points

Re-Offer Yield:	5.389%

Floating Rate Terms

Floating Rate Period:

See “Description of Debt Securities—Interest and Principal Payments,” “—Floating Rate Debt Securities” and “—Floating Rate Debt Securities—Base Rates—Compounded SOFR Notes” in the accompanying prospectus for additional information.

Base Rate:	Compounded SOFR

Spread:	+202 basis points

Minimum Interest Rate for an Interest Period:	0% per annum

Interest Payment Dates:	Each January 24, April 24, July 24 and October 24, commencing July 24, 2033, and at maturity.

Calculation Agent:

The Calculation Agent for the notes has not been appointed, but we will appoint a Calculation Agent prior to the commencement of the Floating Rate Period. An affiliate of ours may be appointed the Calculation Agent. Neither the Security Registrar nor the Paying Agent identified below shall be named as “our designee” or as Calculation Agent.

_______________________________________________________________________

Listing:	None

	Principal Amount

Agents (Sole Bookrunner):	Wells Fargo Securities, LLC	$3,015,000,000

Agents (Joint Lead Managers):	Academy Securities, Inc.	33,000,000
	Blaylock Van, LLC	33,000,000
	CastleOak Securities, L.P.	33,000,000
	Penserra Securities LLC	33,000,000
	Samuel A. Ramirez & Company, Inc.	33,000,000

Agents (Senior Co-Managers):	BMO Capital Markets Corp.	30,000,000
	CIBC World Markets Corp.	30,000,000
	RBC Capital Markets, LLC	30,000,000
	Scotia Capital (USA) Inc.	30,000,000
	TD Securities (USA) LLC	30,000,000
	American Veterans Group, PBC	24,000,000
	Drexel Hamilton, LLC	24,000,000
	Independence Point Securities LLC	24,000,000
	Siebert Williams Shank & Co., LLC	24,000,000
	Stern Brothers & Co.	24,000,000

Agents (Co-Managers):	AmeriVet Securities, Inc.	15,000,000
	ANZ Securities, Inc.	15,000,000
	CAVU Securities, LLC	15,000,000
	Commonwealth Bank of Australia	15,000,000
	Credit Agricole Securities (USA) Inc.	15,000,000
	Desjardins Securities Inc.	15,000,000
	Goodbody Stockbrokers UC	15,000,000
	Great Pacific Securities	15,000,000
	ING Financial Markets LLC	15,000,000
	Intesa Sanpaolo S.p.A.	15,000,000
	Lloyds Securities Inc.	15,000,000
	Loop Capital Markets LLC	15,000,000
	MUFG Securities Americas Inc.	15,000,000
	nabSecurities, LLC	15,000,000
	National Bank of Canada Financial Inc.	15,000,000
	Natixis Securities Americas LLC	15,000,000

	R. Seelaus & Co., LLC	15,000,000
	SEB Securities, Inc.	15,000,000
	Standard Chartered Bank	15,000,000
	Telsey Advisory Group LLC	15,000,000

	Total:	$3,750,000,000

Supplemental Plan of Distribution:

On April 17, 2023, we agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.55%, plus accrued interest, if any, from April 24, 2023. The purchase price equals the issue price of 100.00% less a discount of 0.45% of the principal amount of the notes.

Certain of the Agents may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of FINRA.

United States Federal Income Tax Considerations:

In the opinion of Faegre Drinker Biddle & Reath LLP, the notes should be considered variable rate debt securities that provide for stated interest at a fixed rate in addition to a qualified floating rate. See “United States Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Debt Securities—Variable Rate Debt Securities” in the accompanying prospectus. Notwithstanding that we expect that the notes will be issued at par, under rules governing notes with a fixed rate in addition to a qualified floating rate, it is possible that the notes could be issued with OID. Whether the notes are issued with OID will be determined at the time of issue. Information regarding the determination of the amount of OID, if any, on the notes may be obtained by submitting a written request to Wells Fargo Bank, National Association, Treasury Funding Desk, N9310-060, 550 South Fourth Street, Minneapolis, MN 55415-1529.

Additional tax considerations are discussed under “United States Federal Income Tax Considerations” in the accompanying prospectus.

Security Registrar and Paying Agent:	Computershare Trust Company, N.A. as agent and attorney-in-fact for Wells Fargo Bank, National Association

CUSIP:	95000U3D3

Risk Factors

See “Risk Factors” in the accompanying prospectus for risk factors regarding the notes, including, in particular, the risk factors appearing under the heading “Risks Relating To SOFR, Compounded SOFR And A Benchmark Replacement.”

4